Exhibit 99.B(d)(2)

Schedule B

to the

Investment Advisory Agreement

dated June 14, 1996

as amended June 30, 2003, December 10, 2003, September 16, 2004, October 28, 2005, December 7, 2006, December 10, 2007, December 3, 2008,

September 17, 2009 and December 9, 2009

between

SEI Institutional Investments Trust

and

SEI Investments Management Corporation

(formerly, SEI Financial Management Corporation)

This Schedule B supercedes Schedule A to the Investment Advisory Agreement between SEI Institutional Investments Trust and SEI Financial Management Corporation (now SEI Investments Management Corporation) dated June 14, 1996.

Pursuant to Article 4, the Trust shall pay the Adviser compensation at an annual rate as follows:

Large Cap Fund	0.40%
Large Cap Diversified Alpha Fund	0.40%
Large Cap Index Fund	0.17%
Small Cap Fund	0.65%
International Equity Fund	0.505%
Emerging Markets Equity Fund	1.05%
Emerging Markets Debt Fund	0.85%
Core Fixed Income Fund	0.30%
High Yield Bond Fund	0.4875%
Large Cap Disciplined Equity Fund	0.40%
Small/Mid Cap Equity Fund	0.65%
Long Duration Fund	0.30%
Global Equity Fund	0.60%
World Equity Ex-US Fund	0.55%
Real Return Fund	0.22%
U.S. Managed Volatility Fund	0.65%
Enhanced LIBOR Opportunities Fund	0.45%
Screened World Equity Ex-US Fund	0.65%
Strategic U.S. Large Cap Equity Fund	0.40%
Dynamic Asset Allocation Fund	0.60%

SEI Institutional Investments Trust		SEI Investments Management Corporation

By:	/s/ Aaron C. Buser	By:	/s/ David F. McCann

Name:	Aaron C. Buser	Name:	David F. McCann

Title:	Vice President	Title:	Vice President